Exhibit 99.1

Rex Energy Reports Third Quarter Operational and Financial Results

•	In Moraine East, placed three Marcellus wells on the Fleeger II pad into sales; 24 hour sales rate of 10.4 MMcfe/d; 56% liquids

•	Gulf Coast transport online November 1, 2016; moving 130,000 Mmbtu per day of natural gas from Butler Operated Area to Gulf Coast and Midwest premium markets

•	Production from continuing operations of 197.8 MMcfe/d, an 8% increase year-over-year

•	Reaffirmed borrowing base of $190 million; next redetermination scheduled for Spring 2017

STATE COLLEGE, PA., November 8, 2016 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced its third quarter 2016 operational and financial results.

Third Quarter Financial Results

Unless otherwise noted, results of continuing operations are presented excluding the results of the company’s Illinois Basin assets, which have been classified as discontinued operations, for all periods presented.

Operating revenue from continuing operations for the three and nine months ended September 30, 2016 was $34.0 million and $91.0 million, respectively, which represents an increase of 15% and a decrease of 18% over the same periods in 2015. Commodity revenues, including settlements from derivatives, for the three and nine months ended September 30, 2016 were $36.3 million and $123.7 million, a decrease of 19% and 18% for the same periods in 2015, respectively. Commodity revenues from condensate and natural gas liquids (NGLs), including settlements from derivatives, represented 50% of total commodity revenues for the three months ended September 30, 2016.

Lease operating expense (LOE) from continuing operations was $26.3 million, or $1.45 per Mcfe for the quarter. For the nine months ended September 30, 2016, LOE was approximately $76.0 million, or $1.42 per Mcfe. General and administrative expenses from continuing operations were $5.1 million for the third quarter of 2016, a 4% increase on a per unit basis as compared to the same period in 2015. Cash general and administrative expenses from continuing operations, a non-GAAP measure, were $4.1 million for the third quarter of 2016, an 18% decrease on a per unit basis as compared to the same period in 2015. For the nine months ended September 30, 2016, G&A expenses from continuing operations were $15.2 million, a 30% decrease on a per unit basis as compared to the same period in 2015. Cash G&A expenses from continuing operations were $13.2 million, a 19% decrease on a per unit basis as compared to the same period in 2015.

Net income attributable to common shareholders for the three months ended September 30, 2016 was $4.8 million, or $0.05 per basic share. Net loss attributable to common shareholders for the nine months ended September 30, 2016 was $41.4 million, or $0.57 per basic share. Adjusted net loss, a non-GAAP measure, for the three months ended September 30, 2016 was $12.3 million, or $0.14 per share. Adjusted net loss for the nine months ended September 30, 2016 was $29.7 million, or $0.41 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $4.5 million for the third quarter of 2016 and $32.0 million for the nine months ended September 30, 2016.

Reconciliations of adjusted net income to GAAP net income, EBITDAX to GAAP net income and G&A to cash G&A for the three months and nine months ended September 30, 2016, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production Results and Price Realizations

Third quarter 2016 production volumes from continuing operations were 197.8 MMcfe/d, an increase of 8% over the third quarter of 2015, consisting of 118.8 MMcf/d of natural gas and 13.2 Mboe/d of condensate and NGLs (including 6.6 Mboe/d of ethane). Condensate and NGLs (including ethane) accounted for 40% of net production for the third quarter of 2016.

Including the effects of cash-settled derivatives, realized prices for the three months ended September 30, 2016 were $1.65 per Mcf for natural gas, $39.70 per barrel for condensate, $18.15 per barrel for NGLs (C3+) and $8.15 per barrel for ethane. Before the effects of hedging, realized prices for the three months ended September 30, 2016 were $1.54 per Mcf for natural gas, $38.82 per barrel for condensate, $16.48 per barrel for NGLs (C3+) and $7.99 per barrel for ethane. Third quarter 2016 price realizations were negatively impacted by the early termination of hedges during the second quarter of 2016.

Including the effects of cash-settled derivatives, realized prices for the nine months ended September 30, 2016 were $2.17 per Mcf for natural gas, $43.18 per barrel for condensate, $18.78 per barrel for NGLs (C3+) and $7.43 per barrel for ethane. Before the effects of hedging, realized prices for the nine months ended September 30, 2016 were $1.44 per Mcf for natural gas, $34.72 per barrel for condensate, $14.74 per barrel for NGLs (C3+) and $7.28 per barrel for ethane.

Third Quarter 2016 Capital Investments

For the third quarter of 2016, net operational capital investments were approximately $10.9 million. The company expects to be reimbursed by joint venture partners for approximately $11.8 million of previously incurred costs that were not billed until the fourth quarter. These capital investments funded the drilling of four gross (1.4 net) wells, fracture stimulation of three gross (1.8 net) wells, placing four gross (2.1 net) wells into sales and other projects related to drilling and completing wells in the Appalachian Basin.

Third quarter investments for leasing and property acquisitions were $0.4 million and capitalized interest was $0.3 million.

Operational Update

Appalachian Basin – Legacy Butler Operated Area

During the third quarter of 2016, the company placed into sales the two-well Geyer pad. The Geyer wells were drilled to an average lateral length of approximately 4,200 feet and were completed in an average of 24 stages. The wells produced at an average 5-day sales rate per well, assuming full ethane recovery, of 6.1 MMcfe/d, consisting of 3.8 MMcf/d of gas and 387 bbls/d of NGLs.

Appalachian Basin – Moraine East Area

In the Moraine East Area, Rex Energy drilled one gross (0.4 net) well during the third quarter of 2016. In addition, the company had six gross (2.1 net) wells awaiting completion at the end of the third quarter.

During the third quarter of 2016, the company placed the four-well Fleeger II pad into sales, consisting of three Marcellus wells and one Upper Devonian well. The Fleeger II wells were drilled to an average lateral length of approximately 7,760 feet and completed in an average of 46 stages with average sand concentrations of 2,444 pounds per foot. The three Marcellus wells produced at an average 24-hour sales rate per well, assuming full ethane recovery, of 10.4 MMcfe/d, consisting of 4.3 MMcf/d of natural gas, 851 bbls/d of NGLs and 154 bbls/d of condensate. The Upper Devonian Burkett well, the Fleeger II 3H, produced at a 24-hour sales rate of 7.0 MMcfe/d, consisting of 2.9 MMcf/d of natural gas, 557 bbls/d of NGLs and 133 bbls/d of condensate. The Fleeger II 3H has not fully dewatered and is continuing to improve as it cleans up.

The company recently completed the two-well Klever pad, which was drilled to an average lateral length of approximately 7,460 feet. The pad is expected to be placed into sales during the fourth quarter of 2016. The company also expects to complete the four-well Baird pad in the fourth quarter of 2016 and place the pad into sales in January 2017. Horizontal drilling has started on the six-well Shields pad, which is expected to have an average lateral length of approximately 7,750 feet. The Shields pad is expected to be placed into sales in the second quarter of 2017.

Appalachian Basin – Warrior North Area – Carroll County, Ohio

In the Warrior North Area, Rex Energy drilled 3.5 gross (1.2 net) wells during the third quarter of 2016. The company is currently completing the four-well Vaughn pad, which was drilled to an average lateral length of approximately 7,200 feet. The Vaughn pad is expected to be placed into sales in December 2016.

Appalachian Basin – Year to Date HBP / Production

Rex Energy continues to focus its development efforts in its core areas of the Appalachian Basin. The table below provides the company’s projections for assets held by production to date and by year-end 2016, with associated potential future drilling locations and exit rate estimates.

	Moraine East	Warrior North
	YE 2016E	YTD	YE 2016E
Total Acreage HBP	22,000	6,700	11,800
% Acreage HBP	61%	56%	98%
Gross / Net Locations HBP	217 / 184	40 / 32	54 / 46
% Gross / Net Locations HBP	56% / 56%	68% / 63%	92% / 90%
Gross Exit Rate Production	69.1 MMcfe/d	—	67.6 MMcfe/d

Appalachian Basin – Marketing Update

On November 1, 2016, Rex Energy began transporting 130 MMbtu/d of natural gas volumes from its Butler Operated Area to the Gulf Coast and Midwest markets. The commencement of this transportation allows the company to access premium markets in the Midwest and the Gulf Coast, including the future

Freeport LNG export facilities, where the company will receive Henry Hub pricing at a minimal discount. Rex Energy expects to transport approximately 50% of its natural gas volumes to these markets. With Gulf Coast transportation in place for full-year 2017, the company expects its overall basis differential to improve by approximately 50% over its full-year 2016 basis differential.

Earlier this year, Rex Energy began selling ethane from the Butler Operated and Warrior North Areas on Mariner East out of the Marcus Hook facility. The access to international markets has resulted in the company receiving a premium to Mont. Belvieu pricing.

During the second half of 2016, the company renegotiated its condensate pricing agreements, resulting in over $5.00/bbl incremental value in condensate pricing.

Liquidity Update

During the third quarter, Rex Energy completed the sale of its Illinois Basin assets for approximately $40 million and the company’s bank group reaffirmed the $190 million borrowing base under the its senior secured credit facility.

Projections for Operations; Fourth Quarter and Full Year 2016 Guidance

The following table summarizes Rex Energy’s operational activities for full-year 2016and projected status at year-end in each of its core operating areas:

	Legacy Butler	Moraine East	Warrior North
Wells Drilled Gross / Net	2.0 / 1.4	10.0 / 3.5	7.0 / 2.5
Wells Completed Gross / Net	2.0 / 1.4	6.0 / 2.7	10.0 / 4.2
Wells Placed Into Sales Gross / Net	2.0 / 1.4	18.0 / 8.7	13.0 / 5.2
Commenced Pad Operations (@ YE)	—	3.0 pads	—

In addition, the company is providing its guidance for the fourth quarter of 2016 and full-year 2016 ($ in millions):

	4Q2016	Full Year 2016
Production	194.0 – 200.0 MMcfe/d	7% YoY Growth
Lease Operating Expense	$28.0 - $31.0 million	—
Cash G&A	$3.7 - $4.7 million	—
Net Operational Capital Expenditures(1)	—	$35.5 million

(1)	Land acquisition expense and capitalized interest are not included in the operational capital expenditures budget

Conference Call Information

Management will host a live conference call and webcast on Wednesday, November 9, 2016 at 10:00 a.m. Eastern to review third quarter 2016 financial results and operational highlights. The telephone number to access the conference call is (866) 437-1772.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the timing and nature of development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for placement of wells into sales; projections of operations at year-end 2016; and our financial guidance for fourth quarter and full year 2016 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words, and are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	volatility in oil, NGL, and natural gas pricing;

•	domestic and global demand for oil, NGLs and natural gas;

•	economic conditions in the United States and globally;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission and we strongly encourage investors to review those filings.

*    *    *    *    *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	September 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$2,524	$1,091
Accounts Receivable	21,655	17,274
Taxes Receivable	211	18
Short-Term Derivative Instruments	5,461	34,260
Inventory, Prepaid Expenses and Other	1,079	3,059
Assets Held for Sale	—	60,451

Total Current Assets	30,930	116,153
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,020,993	943,092
Unevaluated Oil and Gas Properties	223,791	262,992
Other Property and Equipment	21,449	20,363
Wells and Facilities in Progress	66,614	141,100
Pipelines	15,186	14,024

Total Property and Equipment	1,348,033	1,381,571
Less: Accumulated Depreciation , Depletion and Amortization	(459,549)	(437,828)

Net Property and Equipment	888,484	943,743
Other Assets	2,492	2,501
Long-Term Derivative Instruments	3,367	9,534

Total Assets	$925,273	$1,071,931
LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$29,464	$36,785
Current Maturities of Long-Term Debt	201	402
Accrued Liabilities	29,619	40,608
Short-Term Derivative Instruments	9,294	2,486
Liabilities Related to Assets Held for Sale	631	36,320

Total Current Liabilities	69,209	116,601
Long-Term Derivative Instruments	3,354	5,556
Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs	126,061	109,386
Senior Notes, Net of Issuance Costs and Deferred Gain on Debt Exchanges	633,322	663,089
Premium on Senior Notes, Net	134	2,344
Other Deposits and Liabilities	9,617	3,156
Future Abandonment Cost	7,438	11,568

Total Liabilities	$849,135	$911,700

Stockholder Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 4,087 issued and outstanding on September 30, 2016 and 16,100 shares issued and outstanding on December 31, 2015	$1	$1
Common Stock, $.001 par value per share, 200,000,000 shares authorized and 95,886,983 shares issued and outstanding on September 30, 2016 and 55,741,229 shares issued and outstanding on December 31, 2015	94	54
Additional Paid-In Capital	649,103	623,863
Accumulated Deficit	(573,060)	(463,687)

Total Stockholders’ Equity	76,138	160,231

Total Liabilities and Owners’ Equity	$925,273	$1,071,931

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
OPERATING REVENUE
Natural Gas, Condensate and NGL Sales	$34,034	$29,648	$90,978	$111,344
Other Revenue	5	8	12	30

TOTAL OPERATING REVENUE	34,039	29,656	90,990	111,374
OPERATING EXPENSES
Production and Lease Operating Expense	26,333	24,259	76,005	71,646
General and Administrative Expense	5,116	4,507	15,237	20,253
(Gain) Loss on Disposal of Assets	10	(224)	(4,285)	(533)
Impairment Expense	9,563	85,193	45,344	209,880
Exploration Expense	216	580	1,954	1,774
Depreciation, Depletion, Amortization and Accretion	15,109	20,832	46,371	67,369
Other Operating Expense	9,899	190	10,930	5,328

TOTAL OPERATING EXPENSES	66,246	135,337	191,556	375,717
LOSS FROM OPERATIONS	(32,207)	(105,681)	(100,566)	(264,343)
OTHER EXPENSE
Interest Expense	(9,646)	(11,884)	(34,115)	(36,077)
Gain (Loss) on Derivatives, Net	16,866	28,649	(8,254)	45,487
Other Income	16	25	28	118
Debt Exchange Expense	(35)	—	(9,048)	—
Gain on Extinguishment of Debt	423	—	24,130	—
Loss on Equity Method Investments	—	—	—	(411)

TOTAL OTHER INCOME (EXPENSE)	7,624	16,790	(27,259)	9,117
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(24,583)	(88,891)	(127,825)	(255,226)
Income Tax Benefit	8,106	—	5,785	—

NET LOSS FROM CONTINUING OPERATIONS	(16,477)	(88,891)	(122,040)	(255,226)
Income (Loss) From Discontinued Operations, Net of Income Taxes	21,892	(5,785)	12,719	(7,770)

NET INCOME (LOSS)	5,415	(94,676)	(109,321)	(262,996)
Net Income (Loss) Attributable to Noncontrolling Interests	—	(1)	—	2,245

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	5,415	(94,675)	(109,321)	(265,241)
Preferred Stock Dividends	(613)	(2,415)	(4,441)	(7,245)
Effect of Preferred Stock Conversion	—	—	72,316	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$4,802	$(97,090)	$(41,446)	$(272,486)

Earnings per common share:
Basic – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(0.19)	$(1.69)	$(0.74)	$(4.88)
Basic – Net Income (Loss) From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.24	(0.11)	0.17	(0.19)

Basic – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$0.05	$(1.80)	$(0.57)	$(5.07)
Basic – Weighted Average Shares of Common Stock Outstanding	90,803	53,936	73,098	53,748
Diluted – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(0.19)	$(1.69)	$(0.74)	$(4.88)
Diluted – Net Income (Loss) From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.24	(0.11)	0.17	(0.19)

Diluted – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$0.05	$(1.80)	$(0.57)	$(5.07)
Diluted – Weighted Average Shares of Common Stock Outstanding	90,803	53,936	73,098	53,748

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

UNAUDITED

	Three Months Ending September 30,		Nine Months Ending September 30,
	2016	2015	2016	2015
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Natural gas sales	$16,871	$18,684	$48,431	$68,057
Condensate sales	4,096	2,837	8,998	12,257
Natural gas liquids (C3+) sales	8,211	5,069	22,053	24,872
Ethane sales	4,855	3,058	11,495	6,158
Cash-settled derivatives:
Natural gas	1,200	8,911	24,280	23,250
Condensate	93	2,694	2,191	8,807
Natural gas liquids (C3+)	830	3,446	6,040	7,111
Ethane	97	—	241	—

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$36,253	$44,699	$123,729	$150,512

Production during the period:
Natural gas (Mcf)	10,927,477	10,731,248	33,559,096	34,160,329
Condensate (Bbls)	105,517	85,988	259,145	345,726
Natural gas liquids (C3+) (Bbls)	498,217	498,256	1,495,961	1,571,358
Ethane (Bbls)	607,340	423,479	1,578,480	903,086

Total (Mcfe)[1]	18,193,921	16,777,586	53,560,612	51,081,349

Production – average per day:
Natural gas (Mcf)	118,777	116,644	122,478	125,129
Condensate (Bbls)	1,147	935	946	1,266
Natural gas liquids (C3+) (Bbls)	5,415	5,416	5,460	5,756
Ethane (Bbls)	6,602	4,603	5,761	3,308

Total (Mcfe)[1]	197,760	182,365	195,477	187,111

Average price per unit:
Realized natural gas price per Mcf – as reported	$1.54	$1.74	$1.44	$1.99
Realized impact from cash settled derivatives per Mcf	0.11	0.83	0.73	0.68

Net realized price per Mcf	$1.65	$2.57	$2.17	$2.67

Realized condensate price per Bbl – as reported	$38.82	$32.99	$34.72	$35.45
Realized impact from cash settled derivatives per Bbl[2]	0.88	31.33	8.46	25.48

Net realized price per Bbl	$39.70	$64.32	$43.18	$60.93

Realized natural gas liquids (C3+) price per Bbl – as reported	$16.48	$10.17	$14.74	$15.83
Realized impact from cash settled derivatives per Bbl	1.67	6.82	4.04	4.42

Net realized price per Bbl	$18.15	$16.99	$18.78	$20.25

Realized ethane price per Bbl – as reported	$7.99	$7.22	$7.28	$6.82
Realized impact from cash settled derivatives per Bbl	0.16	0.11	0.15	0.19

Net realized price per Bbl	$8.15	$7.33	$7.43	$7.01

LOE/Mcfe	$1.45	$1.45	$1.42	$1.40
Cash G&A/Mcfe	$0.23	$0.28	$0.25	$0.31

[1]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.
[2]	Includes the effect of derivatives not classified as discontinued operations. When including the effect of Illinois Basin production, derivatives realized increased prices by $0.87/bbl, $10.02/bbl, $3.85/bbl and $9.88/bbl for the three month periods ended September 30, 2016 and 2015 and the nine month periods ended September 30, 2016 and 2015, respectively.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 8/1/2016

	2016		2017
Oil Derivatives (Bbls)
Swap Contracts
Volume	20,000	(1)	21,000
Price	$44.00		$51.30
Collar Contracts
Volume	40,000		48,000
Ceiling	$49.05		$57.20
Floor	$37.50		$45.00
Collar Contracts with Short Puts
Volume	40,000		48,000
Ceiling	$44.50		$60.75
Floor	$35.50		$47.50
Short Put	$26.50		$37.50
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	1,590,000	(2)	11,540,000	(3)
Price	$2.64		$3.00
Swaption Contracts
Volume	100,000		—
Price	$3.15		$—
Put Spread Contracts
Volume	700,000		—
Floor	$3.39		$—
Short Put	$2.61		$—
Collar Contracts with Short Puts
Volume	355,000		17,510,000
Ceiling	$3.50		$3.87
Floor	$2.77		$3.01
Short Put	$2.18		$2.33
Call Contracts
Volume	—		8,380,100
Ceiling	$—		$4.51
Collar Contracts
Volume	560,000		1,700,000
Ceiling	$2.96		$3.20
Floor	$2.56		$2.54
Natural Gas Liquids (Bbls)
Swap Contracts

Propane (C3)
Volume	156,000	312,000
Price	$21.56	$18.04
Butane (C4)
Volume	38,000	108,000
Price	$27.10	$23.80
Isobutane (IC4)
Volume	16,000	48,000
Price	$27.93	$24.00
Natural Gasoline (C5+)
Volume	28,000	100,000
Price	$50.00	$44.52
Ethane
Volume	110,000	540,000
Price	$8.49	$10.13
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia
Volume	1,147,000	10,755,000
Price	$(0.80)	$(0.79)
Texas Gas Zone 1
Volume	—	14,600,000
Price	$—	$(0.13)
NYMEX Heating Oil (Gallon)
Swap Contracts
Volume	2,000	—
Price	$2.00	$—

(1)	Includes 20,000 Bbls of enhanced swaps
(2)	Includes 0.4 Bcf of enhanced swaps
(3)	Includes 3.9 Bcf of enhanced swaps

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Loss From Continuing Operations	$(16,477)	$(88,891)	$(122,040)	$(255,226)
Add Back (Less) Non-Recurring Costs (Income)[1]	8,306	—	(6,388)	4,774
Add Back Depletion, Depreciation, Amortization and Accretion	15,109	20,832	46,371	67,369
Add Back (Less) Non-Cash Compensation Expense (Income)	990	(222)	2,006	4,413
Add Back Interest Expense	9,646	11,884	34,115	36,077
Add Back Impairment Expense	9,563	85,193	45,344	209,880
Add Back Exploration Expenses	216	580	1,954	1,774
Add Back (Less) (Gain) Loss on Disposal of Assets	10	(224)	(4,285)	(533)
Add Back (Less) (Gain) Loss on Financial Derivatives	(16,866)	(28,649)	8,254	(45,487)
Add Back Cash Settlement of Derivatives	2,145	15,082	32,485	40,102
Less Income Tax Benefit	(8,106)	—	(5,785)	—
Add Back Non-Cash Portion of Equity Method Investments	—	—	—	406

EBITDAX From Continuing Operations	$4,536	$15,585	$32,031	$63,549
Net Income (Loss) From Discontinued Operations, Net of Income Taxes	$21,892	$(5,785)	$12,719	$(7,770)
Income Attributable to Noncontrolling Interests	—	1	—	(2,245)

Income (Loss) From Discontinued Operations Attributable to Rex Energy	21,892	(5,784)	12,719	(10,015)
Add Back Depletion, Depreciation, Amortization and Accretion	18	6,294	5,100	15,497
Add Back (Less) Non-Cash Compensation Expense (Income)	(366)	140	(107)	421
Add Back Interest Expense	1	59	4	507
Add Back Impairment Expense	—	54,619	3,543	54,797
Add Back Exploration Expense	—	227	143	468
Less Gain on Disposal of Assets	(30,491)	(57,024)	(30,535)	(56,988)
Less Non-Cash Portion of Noncontrolling Interests	—	(23)	—	(209)
Add Back Income Tax Expense	8,354	2,416	7,852	2,658

Add EBITDAX From Discontinued Operations	$(592)	$924	$(1,281)	$7,136

EBITDAX (Non-GAAP)	$3,944	$16,509	$30,750	$70,685

[1]	For the three and nine months ended September 30, 2016, includes approximately $8.3 million in expense related to a firm transportation agreement. During the third quarter of 2016, the company made a decision to cease all future development activities in the area associated with this firm transportation contract. For the three months ended September 30, 2016, includes $0.4 million in gains on the extinguishment of debt. For the nine months ended September 30, 2016, includes approximately $24.1 million in gains on the extinguishment of debt and $9.0 million in debt exchange expenses. For the three and nine months ended September 30, 2015, includes net fees incurred to terminate two drilling rig contracts earlier than their original term.

Adjusted Net Income

“Adjusted Net Income” means, for any period, the sum of net income (loss) from continuing operations before income taxes for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Income is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Income is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Income because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net income for each of the periods presented ($ in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Loss From Continuing Operations Before Income Taxes, as reported	$(24,583)	$(88,891)	$(127,825)	$(255,226)
Gain (Loss) on Derivatives, Net	(16,866)	(28,649)	8,254	(45,487)
Cash Settlement of Derivatives	2,145	15,082	32,485	40,102

Add Back (Less) Losses (Gains) from Financial Derivatives	(14,721)	(13,564)	40,739	(5,385)

Add Back Non-Recurring Costs[1]	8,306	—	(6,388)	4,774
Add Back Impairment Expense	9,563	85,193	45,344	209,880
Add Back Dry Hole Expense	2	—	848	191
Add Back (Less) Non-Cash Compensation Expense (Income)	990	(222)	2,006	4,413
Add Back (Less) (Gain) Loss on Disposal of Assets	10	(224)	(4,285)	(533)

Loss From Continuing Operations Before Income Taxes, adjusted	$(20,433)	$(17,708)	$(49,561)	$(41,886)
Less Income Tax Benefit, adjusted[2]	8,173	7,083	19,824	16,754

Adjusted Net Loss From Continuing Operations	$(12,260)	$(10,625)	$(29,737)	$(25,132)

Basic – Adjusted Net Loss Per Share	$(0.14)	$(0.20)	$(0.41)	$(0.47)

Basic – Weighted Average Shares of Common Stock Outstanding	90,803	53,936	73,098	53,748

[1]	For the three and nine months ended September 30, 2016, includes approximately $8.3 million in expense related to a firm transportation agreement. During the third quarter of 2016, the company made a decision to cease all future development activities in the area associated with this firm transportation contract. For the three months ended September 30, 2016, includes $0.4 million in gains on the extinguishment of debt. For the nine months ended September 30, 2016, includes approximately $24.1 million in gains on the extinguishment of debt and $9.0 million in debt exchange expenses. For the three and nine months ended September 30, 2015, includes net fees incurred to terminate two drilling rig contracts earlier than their original term.
[2]	Assumes an effective tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP G&A	$5,116	$4,507	$15,237	$20,253
Non-Cash Compensation Expense	990	(222)	2,006	4,413

Cash G&A	$4,126	$4,729	$13,231	$15,840